Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 Nos. 333-254057, 333-249715, and 333-231920) of Scholar Rock Holding Corporation,

(2)	Registration Statement (Form S-8 Nos. 333-238082 and 333-256065) pertaining to the 2018 Stock Option and Incentive Plan and 2018 Employee Stock Purchase Plan, of Scholar Rock Holding Corporation, and

(3)	Registration Statement (Form S-8 No. 333-225192) pertaining to the 2017 Stock Option and Incentive Plan, 2018 Stock Option and Incentive Plan, and 2018 Employee Stock Purchase Plan, of Scholar Rock Holding Corporation;

of our report dated March 7, 2022, with respect to the consolidated financial statements of Scholar Rock Holding Corporation, included in this Annual Report (Form 10-K) of Scholar Rock Holding Corporation for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 7, 2022